March 19, 2002



Dear Fellow Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Colonial Properties Trust to be held on Thursday, April 25, 2002, at 10:30 a.m., central daylight savings time, in the auditorium on the lobby floor of Energen Plaza, 305 21st Street North, Birmingham, Alabama 35203.

     The matters to be acted on at the meeting - the election of trustees and the ratification of the selection of our independent accountants - are described in the accompanying Notice and Proxy Statement. A proxy card on which to indicate your vote and an envelope, postage paid, in which to return your proxy are enclosed. A copy of our Annual Report to Shareholders also is enclosed.

     We realize that each of you cannot attend the meeting and vote your shares in person. However, whether or not you plan to attend the meeting, we need your vote. We urge you to complete, sign, and return the enclosed proxy so that your shares will be represented. If you later decide to attend the meeting, you may revoke your proxy at that time and vote your shares in person.

     Remember, this is your opportunity to voice your opinion on matters affecting the Company. We look forward to receiving your proxy and perhaps seeing you at the annual meeting.


                                   Sincerely,


                                /s/Thomas H. Lowder
                                   Thomas H. Lowder
                                   Chairman of the Board, President
                                   and Chief Executive Officer

 Enclosures

                            COLONIAL PROPERTIES TRUST

                                 COLONIAL PLAZA
                        2101 6TH AVENUE NORTH, SUITE 750
                            BIRMINGHAM, ALABAMA 35203

                              --------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          To be held on April 25, 2002

         You are cordially invited to attend the 2002 Annual Meeting of Shareholders of Colonial Properties Trust (the "Company") to be held on Thursday, April 25, 2002, at 10:30 a.m., central daylight savings time, in the auditorium on the lobby floor of Energen Plaza, 305 21st Street North, Birmingham, Alabama 35203, to consider the following proposals:

     1.   To elect three trustees to serve for an ensuing three-year term;

     2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2002; and

     3. To transact such other business as may properly come before such meeting or any adjournments thereof.

         Only shareholders of record at the close of business on March 11, 2002 will be entitled to vote at the meeting or any adjournments thereof.

         IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF TRUSTEES, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                BY ORDER OF THE BOARD OF TRUSTEES


                             /s/Howard B. Nelson, Jr.
                                Howard B. Nelson, Jr.
                                Chief Financial Officer and
                                Secretary

                            COLONIAL PROPERTIES TRUST

                                 COLONIAL PLAZA
                        2101 6TH AVENUE NORTH, SUITE 750
                            BIRMINGHAM, ALABAMA 35203

                              --------------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                          To be held on April 25, 2002

         This Proxy Statement is furnished to shareholders of Colonial Properties Trust (the "Company") in connection with the solicitation of proxies for use at the Company's Annual Meeting of Shareholders (the "Meeting") to be held on Thursday, April 25, 2002, at 10:30 a.m., central daylight savings time, for the purposes set forth in the Notice of Meeting. This solicitation of proxies is made on behalf of the board of trustees of the Company.

         Holders of record of common shares of beneficial interest of the Company as of the close of business on the record date, March 11, 2002, are entitled to receive notice of, and to vote at, the Meeting. The common shares constitute the only class of securities entitled to vote at the Meeting, and each Common Share entitles the holder thereof to one vote. At the close of business on March 11, 2002, there were 21,875,050 common shares issued and outstanding.

         Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned form of proxy, the shares will be voted FOR the election of all nominees for Trustee and FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors. We know of no business other than that set forth above to be transacted at the meeting. If other matters requiring a vote do arise, it is the intention of the persons named in the Proxy to vote in accordance with their judgment on such matters.

         To be voted, proxies must be delivered to the Secretary of the Company prior to the time of voting. Proxies may be revoked at any time before they are exercised by delivering a notice of revocation or a later dated proxy to the Secretary of the Company or by voting in person at the Meeting.

         The Company's 2001 Annual Report to Shareholders is enclosed with this Proxy Statement. This Proxy Statement, the proxy card and the 2001 Annual Report to Shareholders were mailed to shareholders on or about March 19, 2002. The executive offices of the Company are located at Colonial Plaza, 2101 6th Avenue North, Suite 750, Birmingham, Alabama 35203.

                              ELECTION OF TRUSTEES

                                  (Proposal 1)

Board of Trustees

         The board of trustees of the Company is comprised of nine members divided into three classes, with one-third of the trustees elected by the shareholders annually. The trustees whose terms will expire at the Meeting are William M. Johnson, Claude B. Nielsen and Donald T. Senterfitt, each of whom has been nominated for re-election at the Meeting to hold office until the 2005 Annual Meeting of Shareholders and until their successors are elected and qualified.

         The nominees for trustee will be elected upon a favorable vote of a plurality of the common shares present and entitled to vote, in person or by proxy, at the Meeting. The board of trustees of the Company recommends a vote FOR these nominees. Should any or all of these nominees become unable to serve for any reason, the board of trustees may designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of the substitute nominee or nominees, or may reduce the number of trustees on the board of trustees.

Nominees for Election to Term Expiring 2005

         William M. Johnson, 55, has been a trustee of the Company since July 1997, in connection with the Company's acquisition from Mr. Johnson, by merger, of seven office buildings and retail space totaling 560,600 square feet in Mansell 400 Business Center, the largest Class-A multi-tenant office park in the North Fulton (Atlanta, Georgia) area. In 1978, Mr. Johnson founded Johnson Development Company, a real estate development, construction and management firm where he directed the development of 1.2 million square feet of office, warehouse, retail and hotel space having a value in excess of $117 million. Mr. Johnson is a member of the board of trustees of Asbury Theological Seminary, a member of the Board of Directors of Reach Out Youth Solutions, and is Chairman of the World Parish Ministries. Mr. Johnson also serves as a strategic planning advisor for several para-church ministries. In 1999, Mr. Johnson established a family foundation that provides financial assistance to twenty-eight local, national and international ministries. Mr. Johnson is a member of the Executive Compensation Committee and Executive Committee of the board of trustees of the Company.

         Claude B. Nielsen, 51, has been a trustee of the Company since September 1993. Since 1990, Mr. Nielsen has been president and chief executive officer of Coca-Cola Bottling Company United, Inc., headquartered in Birmingham, Alabama, serving also as chief operating officer from 1990 to 1991 and as chief executive officer since 1991. Prior to 1990, Mr. Nielsen served as president of Birmingham Coca-Cola Bottling Company. Mr. Nielsen is on the board of directors of AmSouth Bancorporation and also serves as a board member of the Birmingham Airport Authority. Mr. Nielsen is chairman of the Executive Compensation Committee, a member of the Executive Committee of the board of trustees and is chairman of its Option Plan Subcommittee.

         Donald T. Senterfitt, 82, has been a trustee of the Company since September 1993. Mr. Senterfitt is chairman of the board of directors of Colonial Bank, Central Florida. He is a former director and vice chairman of SunTrust Banks, Inc., a bank holding company. He is past president of the American Bankers Association and former general counsel to the Florida Bankers Association, having served both organizations in a number of other capacities. Mr. Senterfitt is a member and a 1997 Laureate of the Mid-Florida Business Hall of Fame and a member of the President's Council of the University of Florida. He is a member of the board of directors of CITE, Inc., the Center for Independence, Technology and Education, a non-profit organization which serves the needs of blind, visually handicapped and multi-handicapped children and adults, and served as its president for three years. Mr. Senterfitt is a member of the Audit Committee of the board of trustees of the Company.

Incumbent Trustees - Term Expiring 2003

          Carl F. Bailey, 71, has been a trustee of the Company since September 1993. Mr. Bailey is a former co-chairman of BellSouth Telecommunications, Inc. and former chairman and chief executive officer of South Central Bell Telephone Company, positions from which he retired in 1991. He worked for South Central Bell in a number of capacities over the past three and a half decades and was elected president and a member of the board of directors in 1982. Mr. Bailey is chairman of TekQuest, Inc., a manufacturing company, and a member of the board of SouthTrust Corporation. Mr. Bailey serves on the board of trustees of Birmingham Southern College. Mr. Bailey is a member of the Executive Committee and is chairman of the Audit Committee of the board of trustees.

         Thomas H. Lowder, 52, has been a trustee of Colonial Properties Trust since its formation in July 1993. He is Chairman of the Board, President and Chief Executive Officer of the Company. Lowder became President of Colonial Properties, Inc., the Company's predecessor, in 1976, and since that time has been actively engaged in the acquisition, development, management, leasing and sale of multifamily, office and retail properties for Colonial Properties. Lowder's most recent board appointment was his election to the National Association of Real Estate Investment Trust (NAREIT) Board in June 1999 and subsequent appointment as Chairman of the Audit Committee. He is also a member and past president of the Alabama Chapter of the Realtors National Marketing Institute through which he successfully completed commercial real estate investment courses to receive the CCIM (Certified Commercial Investment Member) designation. He is presently a member of the Board of the following organizations: United Way, Children's Hospital, Birmingham Southern College, Community Foundation of Greater Birmingham, and Crippled Children's Foundation. Mr. Lowder is a member of the Executive Committee of the board of trustees.

         Harold W. Ripps, 63, has been a trustee of the Company since 1995. Together with Herbert A. Meisler, another member of the board of trustees, he formed The Rime Companies, a real estate development, construction and management firm specializing in the development of multifamily properties. In December 1994, the Company purchased ten multifamily properties from partners associated with The Rime Companies. While with The Rime Companies, Mr. Ripps oversaw the development and construction of approximately 15,000 multifamily apartment units in the Southeastern United States. He is a member of the executive committee of the Birmingham Council of Boy Scouts of America, the board of trustees of Birmingham Southern College and the President's Council of the University of Alabama in Birmingham. Mr. Ripps is a member of the Executive Committee of the board of trustees.

Incumbent Trustees -- Term Expiring 2004

         M. Miller Gorrie, 66, has been a trustee of the Company since 1993. Mr. Gorrie is chairman of the board and chief executive officer of Brasfield & Gorrie, L.L.C., a regional general contracting firm located in Birmingham, Alabama that is ranked 51st in the ENR's "Top 400 Contractors." He serves on the boards of Baptist Hospital Foundation, the Metropolitan Development Board of Birmingham, Economic Development Partnership of Alabama, the Alabama Symphony Orchestra and the University of Alabama at Birmingham Civil Engineer Advisory Board. In the past he has served as a director of AmSouth Bank, the Southern Research Institute, United Way of Central Alabama, the Associated General Contractors, Alabama Chamber of Commerce, the Building Science Advisory Board of Auburn University, and the Business Council of Alabama. Mr. Gorrie is chairman of the Executive Committee and is a member of the Executive Compensation Committee of the board of trustees.

          James K. Lowder, 52, has been a trustee of the Company since its formation in July 1993. Mr. Lowder is also chairman of the board of The Colonial Company, chairman of the board of Lowder Construction Company, Inc., Lowder New Homes, Inc., Colonial Insurance Agency, Inc., Lowder Realty Company, Inc., Colonial Commercial Development, Inc., Colonial Homes, Inc., American Colonial Insurance Company, Colonial Commercial Realty, Inc. and Colonial Commercial Investments, Inc. He is a member of the Home Builders Association of Alabama, and the Greater Montgomery Home Builders Association, and is a member of the board of directors of Alabama Power Company. Mr. Lowder is a member of the Executive Compensation Committee of the board of trustees. Mr. Lowder is the brother of Thomas H. Lowder, who is an incumbent trustee.

         Herbert A. Meisler, 74, has been a trustee of the Company since 1995. Together with Mr. Ripps, he formed The Rime Companies, a real estate development, construction and management firm specializing in the development of multifamily properties. In December 1994, the Company purchased ten multifamily properties from partners associated with The Rime Companies. While with The Rime Companies, Mr. Meisler oversaw the development and construction of approximately 15,000 multifamily apartment units in the Southeastern United States. He currently serves on the board of directors of the Community Foundation of South Alabama and the Mobile Airport Authority and was Philanthropist of the Year in Mobile, Alabama. He is a past director of the Alabama Eye and Tissue Bank and past president of the Mobile Jewish Welfare Fund. Mr. Meisler is a member of the Executive Compensation Committee (and its Option Plan Subcommittee) and the Audit Committee of the board of trustees.

Compensation of Trustees

         The Company pays its trustees who are not officers of the Company fees for their services as trustees. Trustees receive annual compensation of $20,000 plus a fee of $1,250 (plus out-of-pocket expenses) for attendance in person or $1,000 by telephone, at each meeting of the board of trustees, and a fee of $1,000 for attendance in person or $500 by telephone for each committee meeting. (William M. Johnson and Herbert A. Meisler have waived their right to trustee fees and have requested that the Company donate a like amount to religious or charitable organizations). Trustees who are not employees of the Company may elect, pursuant to the Non-employee Trustee Share Plan, to receive common shares in lieu of all or a portion of their annual trustee and committee fees. Participating trustees receive common shares having a fair market value equal to 125% of the amount of fees foregone.

         Pursuant to the Company's Non-employee Trustee Share Option Plan, each newly elected trustee who is not an employee of the Company receives, upon election, an option to purchase 5,000 common shares for a price equal to the fair market value of such shares on the date of grant. Each non-employee trustee also receives an automatic grant of an option, exercisable for 5,000 common shares, following each annual election of trustees that occurs after the trustee has completed at least one year of service.

         Trustees who are officers of the Company are not paid any trustee fees nor are they eligible to participate in the Non-employee Trustee Share Option Plan or the Non-employee Trustee Share Plan.

Committees of the Board of Trustees; Meetings

         In accordance with the Bylaws of the Company, the board of trustees has established an Executive Committee, an Audit Committee, and an Executive Compensation Committee. The membership of these Committees is set forth in the preceding section of this Proxy Statement.

         The board of trustees held four meetings during 2001. During 2001, each member of the board of trustees attended more than 75% of the aggregate of (i) all meetings of the board of trustees and (ii) all meetings of committees of which such trustee was a member.

         The Executive Committee has the authority, subject to the Company's conflict of interest policies, to acquire and dispose of real property and the power to authorize, on behalf of the full board of trustees, the execution of certain contracts and agreements, including those related to the borrowing of money by the Company (and, consistent with the Third Amended and Restated Agreement of Limited Partnership of Colonial Realty Limited Partnership, a limited partnership of which the Company is the general partner (the "Operating Partnership"), as amended, to cause the Operating Partnership to take such actions). The Executive Committee met five times in 2001. The Executive Committee also serves as the Nominating Committee for the board of trustees. The Committee recommends to the board of trustees nominees for election to the board of trustees at each annual meeting of shareholders or for election to fill vacancies arising between annual meetings as a result of retirement, death, inability to serve, resignation, increase in the number of members of the board of trustees, or other reason. The Committee is willing to consider appropriate nominees whose names are submitted in writing by shareholders.

         The Executive Compensation Committee was established to determine compensation for the Company's executive officers and to administer the Company's stock option and annual incentive plans. The committee's Option Plan Subcommittee makes grants of options and restricted shares to trustees and executive officers. The Executive Compensation Committee met two times during 2001.

         The Audit Committee consists of independent trustees. Information regarding the functions performed by the Committee is set forth in the "Audit Committee Report," below. The Audit Committee met five times during 2001.

                             AUDIT COMMITTEE REPORT

         In compliance with the requirements of the New York Stock Exchange, the Audit Committee of Colonial Properties Trust operates under a formal written charter approved by the Board of Trustees. The Committee performed an annual review and reassessment of the adequacy of the Audit Committee charter in 2001 and concluded that the charter is adequate to allow the Committee to perform its function. In connection with the performance of its responsibility under its charter, the Audit Committee has:

o Reviewed and discussed the audited financial statements of the Company with management;

o         Discussed  with the  independent  auditors the matters  required to be
          discussed  by  Statement  on  Auditing   Standards  No.  61  (required
          communication by external auditors with audit committees);

o Received from the independent auditors disclosures regarding the auditors' independence required by Independence Standards Board Standard No. 1 and discussed with the auditors the auditors' independence; and

o Recommended, based on the review and discussion noted above, to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

The  Audit  Committee  has  also  considered   whether  the  independent  public
accountants' provision of non-audit services to the Company is compatible with maintaining their independence.

Date:    February 25, 2002                 Members of the Audit Committee:
                                           Carl F. Bailey, Chairman
                                           Herbert A. Meisler
                                           Donald T. Senterfitt

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

                                  (Proposal 2)

         The board of trustees, upon the recommendation of the Audit Committee, has appointed the accounting firm of PricewaterhouseCoopers LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 2002. PricewaterhouseCoopers LLP has served as independent auditors of the Company since the Company's commencement of operations. Representatives of PricewaterhouseCoopers LLP will be present at the Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

         During the year ended December 31, 2001, the Company paid fees to PricewaterhouseCoopers in the following amounts:

Audit Fees                                          $186,400
   Financial Information Systems
      Design and Implementation Fees                      -0-

Other Fees:
   Tax Return Preparation                            131,864
   Tax Compliance                                    232,698
   Subsidiary and Benefits Plan Audits                92,115
   Registration Statements                            34,880
   Other                                              41,318
                                                     -------

   Total Other Fees                                 $532,875
                                                     =======


         The ratification of the appointment of PricewaterhouseCoopers LLP requires the approval of a majority of the common shares present or represented by proxy and entitled to vote at the Meeting. The board of trustees recommends a vote for the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 31, 2002.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information concerning the annual and long-term compensation for the chief executive officer and the four other most highly compensated executive officers of the Company (the "Named Executive Officers"):

                           Summary Compensation Table

                                        Annual Compensation                           Long-Term Compensation
                                -----------------------------------------  -----------------------------------------------
                                                                             Restricted     Securities            All
                                                             Other Annual       Share       Underlying          Other
Name and Principal Position      Year Salary ($)Bonus ($)(1) Compensation    Awards($)(1)   Options (#)     Compensation(2)
---------------------------      ---- ---------------------- ------------  --------------   -----------     ---------------
Thomas H. Lowder                 2001 $328,269 $   --              --         $474,586        81,060          $5,100
    Chairman of the Board        2000  315,000     --              --          119,000        37,500           5,062
    President and Chief          1999  315,000     --              --           47,600        50,000           4,800
       Executive Officer         1998  310,000     --              --           94,640            --           2,721


C. Reynolds Thompson, III        2001  271,884  111,720            --          214,988        47,988           5,100
    Chief Operating Officer      2000  248,000   40,000            --               --        20,000           5,100
                                 1999  199,213       --            --           41,300        16,667           4,800
                                 1998  149,500   22,500            --           38,500           --            2,906


Howard B. Nelson, Jr.            2001  228,269       --            --          247,448        35,666           5,100
    Chief Financial Officer and  2000  215,000   15,190            --           22,134        12,500           5,100
          Secretary              1999  215,000       --            --           37,800        16,667           4,800
                                 1998  208,000       --            --           53,200            --           2,721


Robert A. Jackson                2001  188,269  137,000            --           26,114        23,994           1,461
       Executive Vice President  2000  175,000   98,100            --               --        10,000           3,062
             Office Division     1999  155,000   25,000            --               --        13,333           3,479
                                 1998  130,000   64,000            --           20,148            --              --


Paul F. Earle                    2001  186,884       --            --          220,015        23,994           4,205
    Executive Vice President-    2000  163,000       --            --           70,924        10,000           3,661
           Multifamily Division  1999  155,000   12,200            --           69,217        13,333           3,704
                                 1998  145,000   10,000            --           21,000            --           2,847

(1) The Company's incentive compensation plan permits officers to elect to receive all or part of their annual bonus in the form of restricted shares instead of cash. Officers who elect to receive up to 50% of their bonus in restricted shares receive shares having a market value on the issue date equal to 125% of the deferred amount. Officers who elect to receive more than 50% of their annual bonus in restricted shares receive shares having a market value on the issue date equal to 140% of the deferred amount. For 2001, Messrs. Lowder, Thompson, Nelson, Jackson and Earle elected to receive 100%, 51%, 100%, 0% and 100%, respectively, of their bonuses in restricted shares. The restricted shares issued to Messrs. Lowder, Thompson, Nelson and Earle vest over 3 years, with 50% vesting on the first anniversary of the issue date and the remaining 25% vesting in equal installments on the second and third anniversaries of the issue date. In addition to these shares, Messrs. Lowder, Thompson, Nelson, Jackson and Earle received 2,765, 1,611, 1,199, 806 and 806, respectively, of performance based restricted shares. The performance based restricted shares vest in eight years or on an accelerated scale based on the Company's performance. The number and value of restricted shares held by the Named Executive Officers as of December 31, 2001 were as follows: Mr. Lowder - 8,489 shares ($264,432); Mr. Thompson - 2,925 shares
          ($91,114);  Mr. Nelson - 3,371 shares  ($105,007);  Mr.  Jackson - 400 shares ($12,460) and Mr. Earle- 4,714 shares ($146,841). Dividends are paid on restricted shares at the same rate paid to all other holders of common shares.

(2) All Other Compensation consists solely of employer contributions to the Company's 401(k) plan.

         The following table sets forth certain information concerning option exercises during 2001 and unexercised options held by the Named Executive Officers at December 31, 2001:

                           Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

                                                                    Number of                 Value of Unexercised
                            Shares                            Securities Underlying               In-the-Money
                           Acquired           Value            Unexercised Options                   Options
Name                    on Exercise(#)     Realized($)        at December 31, 2001          at December 31, 2001(1)
----                    --------------     -----------        -----------------------------------------------------
                                                            Exercisable Unexercisable     Exercisable Unexercisable

Thomas H. Lowder......        --              --             91,335        144,450        $ 492,980      $ 688,352

C. Reynolds Thompson, III     --              --             13,166        70,844            70,844        341,784

Howard B. Nelson, Jr..     9,910         $66,905             27,667        48,150            98,505        229,451

Robert A. Jackson.....     7,333          26,306             10,000        43,882             4,625        175,144

Paul F. Earle.........        --              --             13,333        38,520            50,745        183,560
------------------------

(1) Based on the closing price of $31.15 per Common Share on December 31, 2001, as reported by the New York Stock Exchange.

         The following table sets forth certain information relating to options to purchase common shares granted to the Named Executive Officers during 2001:

                        Option Grants in Last Fiscal Year

                                Individual Grants
-------------------------------------------------------------------------
                                            Percent
                           Number of       of Total
                          Securities        Options
                          Underlying      Granted to      Exercise
                            Options      Employees in       Price          Expiration         Option
Name                     Granted (#) 1    Fiscal Year      ($/Sh)             Date            Value2
-------------------------------------------------------------------------------------------------------

Thomas H. Lowder......          84,450        19.10%        $ 26.88          1/25/11         $ 86,139

C. Reynolds Thompson, III       44,410        10.04%          26.88          1/25/11           45,298

Howard B. Nelson, Jr..          28,150         6.37%          26.88          1/25/11           28,713

Robert A. Jackson.....          20,549         4.65%          26.88          1/25/11           20,960

Paul F. Earle.........          22,520         5.09%          26.88          1/25/11           22,970

(1) All options granted in 2001 become exercisable in five equal annual installments beginning on the first anniversary of the date of grant and have a term of ten years.

(2) The Black-Scholes option pricing model was chosen to estimate the value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy of valuing options. All option valuation models, including the Black-Scholes model, require a prediction about the future movement of the share price. The following assumptions were made for the purposes of calculating the option value: an option term of 10 years, volatility of 14.56%, dividend yield at 8.19%, and interest rate of 5.09%. The real value of the options to purchase common shares in this table depends upon the actual performance of the Company's common shares, the option holder's continued employment throughout the option period, and the date on which the options are exercised.

Defined Benefit Plan

         The Company maintains a retirement plan for all of the employees of the Company and its subsidiaries hired before January 1, 2002. An employee becomes eligible to participate in the plan on January 1 or July 1 following the first anniversary of the person's employment by the Company or one of its consolidated or unconsolidated subsidiaries or age 21 if later. Benefits are based upon the number of years of service (maximum 25 years) and the average of the participant's earnings during the five highest years of compensation during the final 10 years of employment. Each participant accrues a benefit at a specified percentage of compensation up to the Social Security covered compensation level, and at a higher percentage of compensation above the Social Security covered compensation level. A participant receives credit for a year of service for every year in which 1,000 hours are completed in the employment of the Company or its predecessor or any of the Company's subsidiaries.

         The following table reflects estimated annual benefits payable upon retirement under the retirement plan as a single life annuity commencing at age
65. These benefits ignore the lower benefit rate applicable to earnings below the Social Security covered compensation level.

                               Pension Plan Table

                                                           Years of Service
                        ------------------------------------------------------------------------------------
Remuneration                   5                 10                15               20              25
------------

$125,000                    $ 9,500           $19,000           $28,500           $38,000        $47,500
$150,000                    $11,400           $22,800           $34,200           $45,600        $57,000
$170,000 or over            $12,920           $25,840           $38,760           $51,680        $64,600

         The benefits shown are limited by the current statutory limitations which restrict the amount of benefits which can be paid from a qualified retirement plan. The statutory limit on compensation which may be recognized in calculating benefits is $170,000 in 2001. This limit is scheduled to increase periodically with the cost of living.

         Covered compensation under the plan includes the employees' base salary and other earnings received from the Company. Thomas H. Lowder has 27 years of covered service under the plan, Howard B. Nelson, Jr. has 17 years of service,
C. Reynolds Thompson, III has 5 years of service, Robert A. Jackson has 4 years of service, and Paul F. Earle has 10 years of service.

Employment Agreement

         Thomas H. Lowder, the president and chief executive officer of the Company, entered into an employment agreement with the Company in September 1993. This agreement provides for an initial term of three years, with automatic renewals for successive one-year terms if neither party delivers notice of non-renewal at least six months prior to the next scheduled expiration date. The agreement provides for annual compensation of at least $275,000 and incentive compensation on substantially the same terms as set forth in the description of the Annual Incentive Plan. See "Report on Executive Compensation - Annual Incentive Plan." The agreement includes provisions restricting Mr. Lowder from competing with the Company during employment and, except in certain circumstances, for two years after termination of employment. In addition, in the event of disability or termination by the Company without cause or by the employee with cause, the agreement provides that the Company must pay Mr. Lowder the greater of (i) his base compensation and benefits for the remainder of the employment term or (ii) six months' base compensation and benefits.

                                PERFORMANCE GRAPH

                  The graph set forth below compares the yearly change in the Company's cumulative total shareholder return on its common shares from December 31, 1996 through December 31, 2001, to the cumulative total return of the Standard and Poor's 500 Stock Index and the National Association of Real Estate Investment Trusts Equity Index for the same period (total shareholder return equals price appreciation plus dividends). The performance graph assumes an investment of $100 in the Company's common shares and each index on December 31, 1996 and assumes reinvestment of dividends. The performance shown in the graph is not necessarily indicative of future price performance.


                      Comparison of Cumulative Total Return
        Colonial Properties Trust, S&P 500 Index and NAREIT Equity Index
                       December 31, 1996-December 31, 2001


                         PERFORMANCE GRAPH APPEARS HERE


        12-96 03-97 06-97 09-97 12-97 03-98 06-98 09-98 12-98 03-99 06-99 09-99 12-99 03-0006-00 09-00 12-00 03-01 06-01 09-01 12-01
Colonial
Prop    $100  $97   $100  $103  $106  $113  $113  $105  $102  $100  $111  $108   $98   $102 $116  $112 $115  $120  $135  $133  $140
S&P 500 $100 $102   $119  $128  $131  $149  $153  $137  $166  $174  $185  $173  $198   $202 $196  $194 $178  $157  $165  $141  $155
NAREIT
Index   $100 $101   $106  $118  $120  $120  $114  $102   $99   $94   $104  $95   $95    $97 $107  $115 $120  $120  $133  $130  $136


          Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings with the Securities and Exchange Commission, including this Proxy Statement, in whole or in part, the foregoing Audit Committee Report and Performance Graph and the following Report on Executive Compensation shall not be incorporated by reference into any such filings.

                        REPORT ON EXECUTIVE COMPENSATION

         This report outlines how the Executive Compensation Committee (the "Committee") of the board of trustees determined 2001 compensation levels for the Company's executive officers, including the Named Executive Officers. The Committee, which is composed entirely of non-employee trustees, is responsible for all aspects of the Company's officer compensation programs and some aspects of non-officer compensation, and works closely with the entire board of trustees in the execution of its duties. The responsibility for granting awards of options and restricted shares under the Company's Employee Share Option and Restricted Share Plan has been delegated to the Option Plan Subcommittee of the Committee.

Executive Compensation Policy and Philosophy

         The  Company's  executive   compensation  programs  are  based  on  the
following guiding principles:

o Pay-for-Performance - The Company places considerable emphasis on incentive compensation programs that reward executives for achieving specific operating and financial objectives, including total shareholder returns and annual growth in funds from operations ("FFO") per share. These incentive programs focus on both annual and long-term performance.

o Pay Competitiveness - The Company believes it must offer competitive total compensation to attract, motivate and retain executive talent. The Company's philosophy is to provide total compensation, including base salary, annual incentives and long-term incentives, in the upper quartile of the prevailing market practices of the Company's industry peers in years of solid performance. Actual compensation levels, however, will vary in competitiveness from year to year depending on corporate, business unit and individual performance.

          The Company determines competitive levels of compensation using published compensation surveys, information obtained from compensation consultants and an analysis of compensation data contained in the proxy statements for industry peer companies selected on the basis of asset class and market capitalization. These companies include some of those used in the peer group index that appears in the Company's total shareholder return graph. The published survey data and consultant data reflect real estate investment trust organizations with assets comparable to those of the Company.

o Executive Share Ownership - The Company believes that a significant portion of each executive's compensation and wealth accumulation opportunities should be tied to the Company's share price and dividend performance. The Company maintains a long-term incentive plan consisting of share options and performance-accelerated restricted shares so that a significant portion of executive compensation is provided in the form of share-based compensation. The Company also implemented an Executive Unit Purchase Plan in January 2000 to encourage executive officers, other employees and trustees to purchase and maintain an equity interest in the Company.

Base Salary Program

         The Company's objective is to provide total compensation to its officers at or above the upper quartile of the competitive market set by the Company's industry peers in years when the Company and the officers each achieve superior results. To achieve this objective, the Committee sets base salary ranges for its officers around the median salaries being paid by the Company's industry peers. The Committee will recognize and reward superior performance through its annual incentive plan (as described below) and not through salary increases. Salaries for executives are reviewed annually and take into account a variety of factors, including individual performance and general levels of market salary increases. Once an employee's salary reaches the marketplace median, only an employee with higher levels of sustained performance over time or one assuming greater responsibilities will receive upward adjustments other than with market movements.

Annual Incentive Plan

         The Company's annual incentive plan is designed to reward and motivate key employees based on Company, business unit and individual performance and to give plan participants competitive cash compensation opportunities. As a pay-for-performance element of compensation, incentive awards are paid annually based on the achievement of performance objectives for the most recently completed fiscal year. To be consistent with the Company's pay-for-performance philosophy, the Committee used two key performance indicators, total shareholder return and 2001 growth in FFO per share, as its primary performance targets for the Named Executive Officers in 2001. The Committee also attempted to provide the Company's executive officers with individualized performance incentives pegged to areas within the executives' individual influence and control, such as the performance of their divisions as measured against objective performance indicators.

         The amounts potentially payable to executive officers pursuant to the annual incentive plan were increased from their 2000 levels, with some executive officers being eligible to earn incentive compensation of up to 125% of base salary. The 2001 amounts paid to executive officers pursuant to the annual incentive plan were determined based on the individual executive's contribution to the Company's total shareholder return and 2001 growth in FFO per share, and the performance of the business unit in which the executive was employed. The amounts actually paid were determined based on whether the executive's performance met the "threshold," "target" or "maximum" level for each performance indicator. The "threshold" level is the minimum level of performance which will give rise to an annual incentive. "Target" performance is the upper quartile expected level, and "maximum" refers to superior performance.

         In addition, to further align the interests of the Company's employees with the interests of shareholders and to encourage employees to take a long-term view of the Company's performance, executives may elect to receive all or a portion of their annual incentive awards in restricted shares. The Company has provided an incentive for its executives to take their annual incentives in restricted shares by offering executives restricted shares having a value of up to 40% more than the amount of the cash bonus that they elect to invest in restricted shares. Restricted shares received in lieu of a cash bonus vest over a two- or three-year period, depending upon the percentage of the bonus the executive elects to invest in restricted shares, and are forfeited if either the executive is terminated for cause, or the executive terminates service with the Company voluntarily prior to vesting.

Long-Term Incentive Compensation

         The Company believes that its executives should have an ongoing stake in the success of the business and that key employees should have a considerable portion of their total compensation paid in the form of common shares, since share-related compensation is directly tied to shareholder value. Furthermore, the Company recognizes that for its executive officers and senior management, the economic success of many projects, and the total compensation to the officers and managers running them, should be evaluated over a multi-year time horizon.

         In 2002, the Company granted long-term incentives in the form of both share options and performance-accelerated restricted shares. The Company currently relies more heavily on share options and less on restricted share awards in establishing long-term incentives for its executive officers and senior management. Specifically, the Committee's policy is to make larger annual grants of options to executive officers, provided that the Company achieves or beats certain performance measures designed to maximize shareholder return.

         Consistent with the Committee's determination to award options based largely on the achievement of pre-established performance targets, so that eligible recipients of options would have an incentive to help the Company achieve those targets, the Committee awarded 442,118 share options to the plan participants during 2001 (based largely on 2000 performance) and anticipates that it will grant options in future years as well. The size of option grants generally depends on the individual grantee's position with the Company and Company performance based on pre-established criteria.

         Performance-accelerated restricted share grants made in 2002 are fully at risk based on the continued employment of the officer. This means that restricted shares that are granted may be earned by the officer (i.e., become vested) if the officer remains in the employ of the Company for the vesting period (eight years from the date of the grant). However, restrictions may lapse sooner if certain levels of total shareholder return are exceeded and maintained for 20 consecutive trading days, thus providing an effective incentive to achieve significant returns for shareholders. During 2002, 9,605 performance-accelerated restricted shares, which were based on the Company's 2001 growth in FFO per share, were granted to the executive officers.

2001 Chief Executive Officer Compensation

         The Committee considers several factors in developing an executive compensation package. For the chief executive officer, these include competitive market pay practices, individual performance level, experience, achievement of strategic goals and, most of all, the financial success of the Company. Specific actions taken by the Committee regarding the CEO's compensation in 2001 are summarized below.

          Base Salary. The Committee increased Mr. Lowder's annual salary to $330,000. The Committee seeks to assure that Mr. Lowder's base salary, together with his incentive compensation participation levels, provides a competitive overall package.

         Annual Incentive. The Committee made the amount of Mr. Lowder's annual incentive contingent upon the Company's performance, as measured by the Company's two key performance indicators, total shareholder return and 2001 FFO growth per share. Based on the Company's 2001 performance, Mr. Lowder's 2001 annual incentive award was set at $280,000. Mr. Lowder elected to receive 100% of his award in restricted shares. In accordance with the Company's annual incentive plan, he was issued restricted shares with a value equal to 140% of his annual incentive award.

         Long-Term Incentive. To increase his variable pay levels in support of the Company's compensation philosophy, Mr. Lowder is included in the current long-term incentive plan, which provides primarily for grants of share options. Mr. Lowder was granted 84,450 share options in 2001. His 2001 option grant was based on the Company's financial performance in 2000, as measured against the same key performance indicators that were used to determine his annual incentive. Share options are granted at an exercise price equal to the fair market value of the underlying shares on the date of grant. Accordingly, options reward the executive for future corporate performance, since the executive receives income only if the Company's share price increases after the grant date. Mr. Lowder was granted 2,765 performance-accelerated restricted shares in 2002 based on the Company's growth in FFO per share for 2001. Restricted share awards encourage executives to improve corporate performance, since the vesting of these awards will be accelerated based on total shareholder return, and the ultimate value of the award is tied directly to the Company's share price.

$1 Million Pay Deductibility Limit

         Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits publicly traded companies from taking a tax deduction for compensation in excess of $1 million paid to the chief executive officer or any of its four other most highly compensated executive officers for any fiscal year. Certain "performance-based compensation" is excluded from this $1 million cap. The Company's share option and restricted share plan has been structured in such a way that the Committee expects options granted under the plan to be treated as performance-based compensation which may be excluded from the deductibility limit. At this time, none of the Company's executive officers' compensation subject to the deductibility limits exceeds $1 million. Accordingly, in the Committee's view, the Company is not likely to be affected by the non-deductibility rules in the near future.

                      THE EXECUTIVE COMPENSATION COMMITTEE

                                M. Miller Gorrie
                               William M. Johnson
                                 James K. Lowder
                               Herbert A. Meisler
                                Claude B. Nielsen

                 EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND
                              INSIDER PARTICIPATION

         None of the five members of the Executive Compensation Committee is an employee of the Company. As described below, M. Miller Gorrie and James K. Lowder, who are members of the committee, own interests in certain entities that, during 2001, were parties to certain transactions involving the Company.

          The Company engaged Lowder Construction Company, Inc., of which Mr. J. Lowder serves as the chairman of the board and which is indirectly owned by Messrs. J. Lowder and T. Lowder, to serve as construction manager for two multifamily developments and one retail development project during 2001. The Company paid a total of $33.6 million ($30.7 million of which was then paid to unaffiliated subcontractors) for the construction of these development projects during 2001. The Company had outstanding construction invoices and retainage payable to Lowder Construction Company, Inc. totaling $0.4 million at December 31, 2001.

         Brasfield & Gorrie General Contractors, Inc. ("B&G"), a corporation of which Mr. Gorrie is a shareholder and chairman of the board, was engaged to serve as construction manager for six office and retail development projects during 2001. The Company paid B&G a total of $67.0 million ($60.3 million of which was then paid to unaffiliated subcontractors) during 2001. The Company had outstanding construction invoices and retainage payable to this company totaling $1.8 million at December 31, 2001.

         A subsidiary of the Company provided management and leasing services during 2001 to certain entities in which Messrs. J. Lowder, T. Lowder and R. Lowder have an interest. The aggregate amount of fees paid to the subsidiary by such entities during 2001 was approximately $0.2 million.

         Colonial Insurance Company, a corporation indirectly owned by the Lowder family, provided insurance brokerage services for the Company during 2001. The aggregate amount paid by the Company to Colonial Insurance Company for these services for the year ended December 31, 2001, was approximately $0.2 million. The Company performed Risk Management Administrative Services for which Colonial Insurance Company paid the Company $0.1 million during 2001.

         The Company leased space to certain entities in which the Lowder family has an interest and received rent from these entities totaling approximately $1.1 million during 2001.

                              CERTAIN TRANSACTIONS

         During fiscal year 2001, the Company engaged in certain transactions in which certain of its trustees and executive officers had a financial interest. Several of these transactions, which involved members of the Executive Compensation Committee, are described above under the caption "Compensation Committee Interlocks and Insider Participation," and were approved by a majority of the Company's independent trustees.

         A subsidiary of the Company currently is negotiating to acquire a 20% interest in three aircraft from NRH Enterprises, L.L.C., an entity in which Mr. Ripps indirectly has an approximate 33% interest. The purchase price is expected to be $1,440,000. The subsidiary also expects to enter into a joint ownership agreement with the other owners of the aircraft, including NRH Enterprises. Under that agreement, the subsidiary expects to be obligated to pay to NRH Enterprises, as agent for all of the owners of the aircraft, a monthly fee of $10,000, plus $1,400 per hour of Company flight time, to cover the operating expenses of the aircraft. The subsidiary does not expect NRH Enterprises to be compensated for its services as agent. In addition, the subsidiary expects to enter into an aircraft services agreement with MEDJET Assistance, L.L.C., an entity in which Mr. Ripps indirectly has an approximate 40% interest. Under this agreement, the subsidiary expects to be obligated to pay a monthly fee of $5,000 to MEDJET Assistance for managing the use, maintenance, storage and supervision of the aircraft. The subsidiary expects this $5,000 monthly fee to be paid by NRH, on behalf of the subsidiary, from the $10,000 monthly fee referred to above. Separately, the subsidiary paid or will pay to NRH Enterprises a total of $63,353 for periodically leasing the aircraft in 2001 and 2002 (through the date of this proxy statement).

                  VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         The following table sets forth information regarding the beneficial ownership of common shares as of March 11, 2002 for (1) each person known by the Company to be the beneficial owner of more than five percent of the Company's outstanding common shares, (2) each trustee of the Company and each Named Executive Officer and (3) the trustees and executive officers of the Company as a group. Each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. References in the table to "Units" are to units of limited partnership interest in the Operating Partnership. Units owned by a person named in the table are included in the "Number of Common Shares" column because Units are redeemable, at the option of the holder, for cash equal to the value of an equal number of common shares or, at the election of the Company, for an equal number of common shares. Because of limitations on ownership of common shares imposed by the Company's Declaration of Trust, none of the Lowder brothers nor Mr. Ripps could in fact redeem all of his Units for common shares without divesting a substantial number of common shares in connection with the redemption. The extent to which a person holds Units as opposed to common shares is set forth in the footnotes.


                                                                                                   Percent of
                                                          Number of              Percent of          Common
Name and Business Address                                  Common                  Common            Shares
of Beneficial Owner                                        Shares                Shares (1)        and Units(2)
-------------------------------------                     --------               ----------        ------------

Thomas H. Lowder .. ........................            3,409,781   (3)             13.7%             10.3%
Colonial Plaza, Suite 750
2101 Sixth Avenue North
Birmingham, Alabama  35203

James K. Lowder ............................            3,325,855   (4)             13.4%             10.1%
2000 Interstate Parkway
Suite 400
Montgomery, Alabama  36104

Robert E. Lowder ...........................            1,848,161   (5)              7.8%              5.6%
One Commerce Street
Montgomery, Alabama  36104

Ohio PERS...................................            1,437,757   (6)              6.6%              4.4%
277 East Town Street
Columbus, Ohio  43215

Carl F. Bailey .............................               76,353   (7)               *                 *

M. Miller Gorrie ...........................              509,942   (8)              2.3%              1.5%

William M. Johnson .........................              982,781   (9)              4.3%              3.0%

Herbert A. Meisler .........................              582,529  (10)              2.6%              1.8%

Claude B. Nielsen ..........................               46,365  (11)               *                 *

Harold W. Ripps ............................            2,012,133  (12)              8.4%              6.1%

Donald T. Senterfitt .......................               36,159  (13)               *                 *

C. Reynolds Thompson, III ..................               30,605  (14)               *                 *

Howard B. Nelson, Jr. ......................               68,615  (15)               *                 *

Robert A. Jackson ..........................               38,241  (16)               *                 *

Paul F. Earle ..............................               37,285  (16)               *                 *

All executive officers and trustees as a group
    (17 persons) ...........................           11,343,021  (17)             35.4% (18)       26.6% (19)


----------------------

*      Less than 1%

(1) For purposes of this calculation, the number of common shares deemed outstanding includes 21,875,050 common shares currently outstanding and the number of common shares issuable to the named person(s) upon redemption of Units or upon the exercise of options exercisable within 60 days.

(2) For purposes of this calculation, the number of common shares and Units deemed outstanding includes 21,875,050 common shares currently outstanding, 11,142,740 Units currently outstanding (excluding Units held by the Company), and the number of common shares issuable to the named person(s) upon the exercise of options exercisable within 60 days.

(3) The total includes 89,902 shares owned by Thomas Lowder, 175,296 shares owned by Colonial Commercial Investments, Inc. ("CCI"), a corporation owned equally by Thomas and James Lowder, 61,574 shares owned by Equity Partners Joint Venture ("EPJV"), a general partnership of which Thomas, James and Robert Lowder are the sole general partners, 13,111 shares owned pursuant to the Company's 401(k) plan, 5,800 shares and 43,500 shares subject to options exercisable within 60 days held in trust for the benefit of Thomas Lowder's children and 82,225 shares subject to options exercisable within 60 days. In addition, the total includes 466,521 Units owned by Thomas Lowder, 89,285 Units owned by Thomas Lowder Investments, LLC, 1,369,396 Units owned by CCI, 1,012,976 Units owned by EPJV and 195 Units held in trust for the benefit of Thomas Lowder's children. Shares and Units owned by CCI are reported twice in this table, once as beneficially owned by Thomas Lowder and again as beneficially owned by James
          Lowder. Shares and Units owned by EPJV are reported three times in this table, as beneficially owned by each of the Lowder brothers.

(4) The total includes 69,291 shares owned by James Lowder, 175,296 shares owned by CCI, 61,574 shares owned by EPJV, 19,200 shares owned by James Lowder as custodian for his children, 29,121 shares owned pursuant to the Company's 401(k) plan, and 33,000 shares subject to options exercisable within 60 days. In addition, the total includes 466,521 Units owned by James Lowder, 89,285 Units owned by James Lowder Investments, LLC, 1,369,396 Units owned by CCI, 1,012,976 Units owned by EPJV and 195 Units held in trust for the benefit of James K. Lowder's children.

(5) The total includes 31,215 shares owned by Robert Lowder, 61,574 shares owned by EPJV and 5,000 shares subject to options exercisable within 60 days. In addition, the total includes 737,201 Units owned by Robert Lowder, 1,012,976 Units owned by EPJV and 195 Units held in trust for the benefit of Robert Lowder's children.

(6) Based on a Schedule 13G filed with the SEC, reflecting beneficial ownership as of December 31, 2001.

(7) Includes 22,758 shares owned by Mr. Bailey, 1,000 shares owned by Mr. Bailey's spouse, 33,000 shares subject to options exercisable within 60 days and 17,595 Units.

(8) Includes 38,797 shares owed by Mr. Gorrie, 152,097 shares owned by Brasfield & Gorrie, LLC, controlled by Mr. Gorrie, 21,000 shares held in an account for Mr. Gorrie's aunt and over which Mr. Gorrie shares voting and investment power, 8,525 shares held in trust for Mr. Gorrie's brother and 23,000 shares subject to options exercisable within 60 days. Also includes 157,140 Units owned by MJE, LLC., and 109,383 Units owned by Mr. Gorrie. Mr. Gorrie also owns 4,300 shares of the Company's Series A Cumulative Redeemable Preferred Shares, representing less than 1% of the series outstanding.

(9) Includes 20,000 shares, 18,000 shares subject to options exercisable within 60 days owned by Mr. Johnson and 12,706 shares owned by Mr. Johnson's spouse. Also includes 568,281 Units owned by Mr. Johnson, 74,505 Units owned by William M. Johnson Investments I, LLP, an entity controlled by Mr. Johnson, 177,669 Units held in the William M. Johnson and Phyllis B. Johnson Foundation, Inc. and 100,000 units held in the William M. Johnson and Phyllis B. Johnson Supporting Foundation, Inc.

(10) Includes 15,000 shares owned by Mr. Meisler, 23,000 shares subject to options exercisable within 60 days, 471,872 Units owned by Meisler Enterprises L.P., a limited partnership of which Mr. Meisler and his wife are sole partners, and 72,657 Units directly owned by Mr. Meisler.

(11) Includes 1,000 shares owned by Mr. Nielsen, 33,000 shares subject to options exercisable within 60 days and 5,865 Units. Also includes 6,500 shares owned by Mr. Nielsen as custodian for his children.

(12) Includes 22,491 shares owned by Mr. Ripps, 50,000 shares owned by Rime, Inc., a corporation controlled by Mr. Ripps, 13,667 shares subject to options exercisable within 60 days and 1,925,975 Units.

(13) Includes 1,000 shares owned by Mr. Senterfitt, 33,000 shares subject to options exercisable within 60 days and 2,159 Units.

(14) Includes 10,002 shares owned by Mr. Thompson, 2,520 shares subject to options exercisable within 60 days, and 488 shares owned pursuant to the Company's 401(k) plan. Also includes 17,595 Units.

(15) Includes 17,469 shares owned by Mr. Nelson, 25,630 shares subject to options exercisable within 60 days, 989 shares owned by Mr. Nelson as custodian for his son and 6,932 shares owned pursuant to the Company's 401(k) plan. Also includes 17,595 Units. Mr. Nelson also owns 192 shares of the Company's Series A Cumulative Redeemable Preferred Shares, representing less than 1% of the series outstanding.

(16) Includes for Messrs. Jackson and Earle, respectively, 18,775, and 3,500 shares subject to options exercisable within 60 days and 17,595 and 17,595 Units. Mr. Jackson also owns 1,871 shares. Mr. Earle also owns 12,522 shares directly and has 3,668 shares held pursuant to the Company's 401(k) plan.

(17) Includes 1,199,274 common shares, 9,694,742 Units and 449,006 common shares subject to options exercisable within 60 days. Shares and Units held by CCI and EPJV have been counted only once for this purpose.

(18) For the purpose of this calculation, the number of common shares deemed outstanding includes 21,875,050 common shares outstanding as of March 11, 2002, 9,694,742 Units reported as beneficially owned by the executives and trustees, and 449,006 common shares subject to options exercisable within 60 days.

(19) For purposes of this calculation, the number of common shares and Units deemed outstanding is described in note 2 to this table and includes 449,006 common shares subject to options exercisable within 60 days.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's trustees and executive officers to file reports with the SEC on Forms 3, 4 and 5 for the purpose of reporting their ownership of and transactions in Common Shares and Units. During 2001, Mr. Jackson was late in filing one Form 4 to report the disposition of common shares.

                  SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

         Proposals of shareholders to be presented at the 2002 Annual Meeting must be received by the Secretary of the Company prior to November 19, 2002 to be considered for inclusion in the Company's proxy material for the 2003 Annual Meeting of Shareholders. In addition, any shareholder who wishes to propose a nominee to the board of trustees or submit any other matter to a vote at a meeting of shareholders (other than a shareholder proposal included in the Company's proxy materials pursuant to SEC Rule 14a-8) must deliver such proposal to the Secretary of the Company no earlier than January 25, 2003 and no later than February 24, 2003, and must comply with the advance notice provisions and other requirements of Article II, Section 12 of the Company's By-laws, which are on file with the Securities and Exchange Commission and may be obtained from the Secretary of the Company upon request.

                VOTING PROCEDURES AND COSTS OF PROXY SOLICITATION

         Under the Company's Bylaws and Alabama statutory law governing real estate investment trusts organized under Alabama law, shares represented by proxies that reflect abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Trustees will be elected by a favorable vote of a plurality of the common shares present and entitled to vote, in person or by proxy, at the Meeting. Accordingly, abstentions from the election of trustees (by withholding authority to vote for one or more nominees) will not affect the election of the candidates receiving the most votes. With respect to all other proposals to come before the Meeting, abstentions will have no effect on the outcome of the vote on the proposal.

         The cost of preparing, assembling, and mailing the proxy material will be borne by the Company. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

         Your vote is important. Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible.

                                               By Order of the Board of Trustees


                                            /s/Howard B. Nelson, Jr.
                                               Howard B. Nelson, Jr.
                                               Chief Financial Officer and
                                               Secretary

March 19, 2002